NEWS
FOR IMMEDIATE RELEASE	CONTACTS
March 11, 2010	Farmer Mac: Richard Eisenberg (Investor Inquiries) Mary Waters (Media Inquiries) (202) 872-7700 Morgan Keegan: Eric Bran (901) 524-4114

Morgan Keegan to Offer Farmer Mac Programs
to Commercial Banking Clients

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) and Morgan Keegan & Company, a regional investment firm in Memphis, Tennessee, today announced that they have entered into an agreement under which Morgan Keegan will begin marketing Farmer Mac programs designed specifically for Morgan Keegan’s commercial banking clients that hold agricultural mortgage loans in their portfolios.  The primary program to be offered through Morgan Keegan’s Fixed Income Capital Markets division will be Farmer Mac’s Long-Term Standby Purchase Commitment (LTSPC), which allows banks to improve their capital position by shifting the credit risk on pools of agricultural real estate loans from the bank to Farmer Mac.  Loans placed in the LTSPC program are expected to receive favorable capital treatment, thereby freeing up the bank’s capital for other purposes.

“Farmer Mac’s LTSPC program is designed to give agricultural banks a reasonably priced option to improve a major indicator of their financial health and to help restore their ability to continue to grow their balance sheets,” stated Michael A. Gerber, President and CEO of Farmer Mac.  “We are pleased that after examining the LTSPC program and obtaining a thorough understanding of its benefits, the members of Morgan Keegan’s management team have made the decision to add it to their suite of offerings for appropriate business clients.  This arrangement allows us to effectively expand our marketing efforts and expose more agricultural lending institutions to the benefits that Farmer Mac can provide.”

“Morgan Keegan is pleased to introduce Farmer Mac’s LTSPC program to community depository institutions making agricultural loans throughout the U.S.  This program will allow us to add value for our clients through creative solutions for the balance sheet,” said Dodd Williams, CFA, managing director with Morgan Keegan Fixed Income Capital Markets.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Additional information about Farmer Mac is available on its website at www.farmermac.com.  Farmer Mac II LLC is a recently-organized Delaware limited liability company, in which Farmer Mac owns all of the common equity, that is now operating the Farmer Mac II business of purchasing and holding USDA-guaranteed loans.  Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

Morgan Keegan & Company is the investment and securities brokerage subsidiary of Regions Financial Corporation.  With $142 billion in assets, Regions is a member of the S&P 100 index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, asset management, mortgage and insurance products and services.   Morgan Keegan’s Fixed Income Capital Markets division is recognized as one of the largest institutional fixed income operations outside of Wall Street, encompassing more than 500 professionals in bond research, sales, trading, underwriting and investment banking.